Filed pursuant to Rule 424(b)(3)
File No. 333-270448

EATON VANCE TAX-MANAGED BUY-WRITE INCOME FUND
Supplement to Prospectus dated May 4, 2023

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended December 31,
	2023	2022	2021	2020	2019
Net asset value – Beginning of year	$13.100	$16.440	$14.590	$15.260	$14.040
Income (Loss) From Operations
Net investment income(1)	$0.090	$0.092	$0.061	$0.133	$0.146
Net realized and unrealized gain (loss)	2.138	(2.189)	3.058	0.493	2.370
Total income (loss) from operations	$2.228	$(2.097)	$3.119	$0.626	$2.516
Less Distributions
From net investment income	$(0.089)	$(0.089)	$(0.038)	$(0.130)	$(0.143)
From net realized gain	(0.533)	(1.156)	(0.062)	(0.492)	(0.422)
Tax return of capital	(0.496)	(0.021)	(1.196)	(0.674)	(0.731)
Total distributions	$(1.118)	$(1.266)	$(1.296)	$(1.296)	$(1.296)
Premium from common shares sold through shelf offering(1)	$ —	$0.023	$0.027	$ —	$ —
Net asset value – End of year	$14.210	$13.100	$16.440	$14.590	$15.260
Market value – End of year	$12.980	$13.150	$17.120	$15.000	$16.400
Total Investment Return on Net Asset Value(2)	18.10%	(13.18)%	22.40%	5.07%	18.50%
Total Investment Return on Market Value(2)	7.47%	16.31%	23.98%	0.51%	32.93%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$417,431	$384,847	$467,677	$388,258	$405,503
Ratios (as a percentage of average daily net assets):
Expenses	1.11%(3)	1.12%(3)	1.10%	1.12%	1.11%
Net investment income	0.66%	0.64%	0.39%	0.97%	0.99%
Portfolio Turnover	9%	21%	6%	8%	2%

(See related footnotes.)

	Year Ended December 31,
	2018	2017	2016	2015	2014

Net asset value – Beginning of year	$16.350	$15.500	$15.520	$16.310	$16.250
Income (Loss) From Operations
Net investment income(1)	$0.148	$0.156	$0.189	$0.198	$0.170
Net realized and unrealized gain (loss)	(1.172)	1.980	1.087	0.308	1.186
Total income (loss) from operations	$(1.024)	$2.136	$1.276	$0.506	$1.356
Less Distributions
From net investment income	$(0.144)	$(0.150)	$(0.177)	$(0.189)	$(0.165)
From net realized gain	(0.108)	—	(0.482)	(0.368)	—
Tax return of capital	(1.044)	(1.146)	(0.637)	(0.739)	(1.131)
Total distributions	$(1.296)	$(1.296)	$(1.296)	$(1.296)	$(1.296)
Premium from common shares sold through shelf offering(1)	$0.010	$0.010	$ —	$ —	$ —
Net asset value – End of year	$14.040	$16.350	$15.500	$15.520	$16.310
Market value – End of year	$13.450	$16.730	$16.520	$16.690	$15.900
Total Investment Return on Net Asset Value(2)	(6.69)%	14.30%	8.68%	3.21%	8.94%
Total Investment Return on Market Value(2)	(12.65)%	9.73%	7.63%	13.92%	15.90%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$372,509	$417,859	$382,921	$382,897	$402,145
Ratios (as a percentage of average daily net assets):
Expenses(3)	1.11%	1.11%	1.12%	1.11%(4)	1.13%
Net investment income	0.94%	0.97%	1.25%	1.23%	1.04%
Portfolio Turnover	4%	1%	6%	7%	2%
(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(3)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the years ended December 31, 2023 and 2022).
(4)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

March 22, 2024